Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 Will Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA INCORPORATED

Reports Third Quarter Financial Results

Exton, PA, November 5, 2004 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the quarter and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, the Company reported a net loss of $3.3 million compared to a net loss of $15.8 million for the same period in 2003. Net loss per share for the quarter ended September 30, 2004 was $0.13 per share, basic and diluted, compared to a net loss of $0.61 per share, basic and diluted, for the same period in 2003. Included in the 2004 net loss is a $1.7 million gain on the sale of biodefense assets.

Revenues were approximately $0.4 million for the quarter ended September 30, 2004, compared to approximately $0.2 million during the same period in 2003. During the quarter ended September 30, 2004, the Company recognized license fee and milestone revenue of approximately $0.2 million from advance payments received under its option agreement with Schering-Plough for intranasal pleconaril activities. In both periods, the Company recognized similar amounts of revenue related to an advance payment received under its collaboration agreement with Wyeth related to hepatitis C.

Research and development expenses decreased by approximately $5.0 million to $2.0 million in the third quarter of 2004 from $7.0 million in the third quarter of 2003. During the quarter ended September 30, 2004 the Company was engaged in Phase 1 and 2 clinical trials in its cytomegalovirus and hepatitis C programs and activities related to developing an intranasal formulation of pleconaril for the treatment of the common cold. In comparison, during the third quarter of 2003, the Company’s primary research and development focus related to a Phase 1 clinical trial for its previous lead product candidate in its hepatitis C program, preclinical activities related to the Company’s current lead product candidate in its hepatitis C program, activities related to developing an intranasal formulation of pleconaril for the treatment of the common cold and discovery research.

General and administrative expenses for the quarter ended September 30, 2004 of approximately $1.8 million decreased $2.0 million from $3.8 million in the same period in 2003. This decrease relates to a non-cash charge of $1.7 million related to lease commitments during 2003 and costs savings resulting from the Company’s January 2004 restructuring.

Interest income for the quarter ended September 30, 2004 of $0.3 million remained relatively consistent from the same period in the prior year. Interest expense for the quarter ended September 30, 2004 of $2.1 million remained relatively unchanged from the same period in 2003.

As of September 30, 2004, ViroPharma had approximately $96.6 million in cash, cash equivalents and short-term investments.

© 2004

VIROPHARMA INCORPORATED

Nine months ended September 30, 2004

For the nine months ended September 30, 2004, the Company reported a net loss from continuing operations of $25.3 million compared to a net loss from continuing operations of $29.8 million for the same period in 2003. Net loss per share for the nine months ended September 30, 2004 was $0.95 per share, basic and diluted, compared to net loss per share of $1.16 per share, basic and diluted for the same period in 2003. Included in the 2004 nine month results is a $9.3 million charge the Company incurred as the result of its January 2004 restructuring and $1.7 million gain on sale of biodefense assets. In addition, the 2003 nine month results include a one time write-off of $3.5 million related to acquired technology rights and a $2.8 million gain, net of related debt issue costs, as the result of the purchase of $5.0 million of face value of the Company’s outstanding 6% convertible subordinated notes due 2007 for $2.1 million. There were no similar purchases during the first nine months of 2004.

Revenues were approximately $3.9 million for the nine months ended September 30, 2004, compared to approximately $0.6 million during the same period in 2003. During the nine months ended September 30, 2004, the Company recognized $3.1 million in revenue from an advance payment and amounts agreed to be paid under its option agreement with Schering-Plough which was entered into during the fourth quarter of 2003.

Research and development expenses decreased approximately $4.1 million to $13.4 million in the nine month period ended September 30, 2004 from $17.5 million in the same period in 2003. In the nine month period ended September 30, 2004, general and administrative expenses increased $4.9 million to approximately $12.3 million from $7.4 million in the same period in 2003. These increases were primarily due to $9.3 million in severance and asset impairment costs that were the result of the Company’s January 2004 restructuring.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma recently entered in an agreement with Eli Lilly and Co. to acquire Vancocin® Pulvules®, and currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

© 2004

VIROPHARMA INCORPORATED

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

Consolidated Statements of Operations:

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2004	2003	2004
Revenue	$218	$398	$561	$3,900

Continuing operating expenses incurred in the development stage:
Research and development	7,003	1,953	17,486	13,366
Acquisition of technology rights	3,500	—	3,500	—
General and administrative	3,759	1,765	7,366	12,321

Total operating expenses	14,262	3,718	28,352	25,687

Gain on repurchase of debt	—	—	2,805	—
Gain on sale of biodefense assets, net	—	1,715	—	1,715
Interest income	384	347	1,494	975
Interest expense	2,102	2,073	6,351	6,228

Net loss	(15,762)	(3,331)	(29,843)	(25,325)

Basic and diluted net loss per share	$(0.61)	$(0.13)	$(1.16)	$(0.95)

Shares used in computing basic and diluted net loss per share amounts	25,889	26,612	25,835	26,530

Consolidated Balance Sheets:

(in thousands)

	December 31, 2003	September 30, 2004
Cash, cash equivalents and short-term investments	$121,149	$96,631
Working capital	113,097	93,947
Total assets	132,845	101,464
Long-term debt	127,900	127,900
Total stockholders’ deficit	(7,509)	(32,486)

© 2004

VIROPHARMA INCORPORATED